SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2015

Integrated Electrical Services, Inc.

(Exact name of registrant as specified in Charter)

Delaware	001-13783	76-0542208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5433 Westheimer Road, Suite 500, Houston, Texas 77056

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (713) 860-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Integrated Electrical Services, Inc. (the “Company”) has awarded certain officers, including each of its named executive officers, and key employees (the “Participants”) performance-based phantom stock units (the “Phantom Units”) pursuant to the terms and conditions of the Integrated Electrical Services, Inc. Amended and Restated 2006 Equity Incentive Plan (the “Plan”). Each Phantom Unit represents a contractual right in respect of one share of the Company’s common stock. The Phantom Units will generally become vested, if at all, upon the achievement of certain specified performance objectives and the continued performance of services through mid-December 2018 (the “Service Vesting Date”). For the Participants to receive the full benefit of the Phantom Units awarded as part of this grant (the “Performance Unit Program”), the Company will have to achieve superior growth, over the applicable performance periods, in the Company’s net income before taxes and in the market value of the Company’s common stock.

The vesting of seventy-five percent (75%) of the Phantom Units (the “NIBT Phantom Units”) is subject to the achievement of specified levels of cumulative net income before taxes, as reported in the Company’s annual financial statements for each of fiscal years 2016, 2017 and 2018, but adjusted to exclude the effect of any extraordinary items and of the awards made as part of the Performance Unit Program (the “Cumulative NIBT”). The performance conditions will be deemed satisfied as to one-third of the NIBT Phantom Units if Cumulative NIBT reaches a pre-established threshold level, and as to all of the NIBT Phantom Units at a specified higher level of Cumulative NIBT (the “Maximum NIBT Level”). For achievement between the threshold level and Maximum NIBT Level of Cumulative NIBT, the percentage of the NIBT Phantom Units that may become vested will be determined by mathematical interpolation. The applicable performance objectives are quite challenging. To achieve even the threshold level of performance will require the Company to achieve significant increases in net income before taxes over the three year performance period. Except as otherwise provided below, to vest in the NIBT Phantom Units, the recipient must also remain continuously employed through the Service Vesting Date.

The remaining twenty-five percent of the Phantom Units are subject to the achievement of specified stock price levels (the “Stock Price Units”), which will require substantial increases in the market value of a share of our common stock for the performance criteria to be met. Subject to continued service until the Service Vesting Date, a portion of the Stock Price Units will vest if the average closing prices of a share of our common stock during any period of 20 consecutive trading days ending after October 2, 2015 and on or before December 15, 2018 (the “Average Price”) at least equals $14.00. All of the Stock Price Units will vest (subject to employment through the Service Vesting Date) if the highest Average Price is at least $18.00. If the highest Average Price achieved in the measurement period is greater than $14.00, but less than $18.00, the portion of the Stock Price Units that can vest will be determined by mathematical interpretation. In the event of the occurrence of any transactions affecting the Company’s capital structure, the Human Resources and Compensation Committee of our Board of Directors will adjust the stated hurdles in a manner intended to prevent any enhancement or diminution of the Participants’ rights and opportunities as a result of such event. Except as otherwise provided below, to vest in the Stock Price Units, the recipient must also remain continuously employed through the Service Vesting Date.

If a Participant’s employment terminates prior to the Service Vesting Date due to the Participant’s death or disability, the Participant will be deemed to have vested in a pro-rated portion of the Phantom Units, without regard to the achievement of the applicable performance conditions, determined by multiplying the total number of Phantom Units awarded by a fraction, the numerator of which is the Participant’s service from October 2, 2015 through and including the date of termination, and the denominator of which is the period of service that would have been completed from October 2, 2015 to December 15, 2018.

Special vesting provisions will apply in the event there is a change in control of the Company (as defined in the Plan) prior to the Service Vesting Date. If, following the occurrence of a change in control, the Phantom Units relate to a class of stock that is publicly traded on an established U.S. securities market (a “Publicly Traded Stock”), the performance conditions with respect to the NIBT Phantom Units and the Stock Price Units will be waived, and such Phantom Units will be subject only to the continued employment conditions described above. However, in such circumstance, the Phantom Units will also become fully vested if the Participant’s employment is terminated following the change in control (i) by the Company other than for cause or (ii) by the Participant for good reason. If the Phantom Units will not relate to a Publicly Traded Stock following the occurrence of a change in control, each Phantom Unit will vest in full upon the occurrence of the change in control.

Payment of any vested Phantom Units will be made within 30 days following the date as of which such Phantom Units vest. Phantom Units will be settled in shares of common stock unless, following the occurrence of a change in control, the Committee determines in its discretion to settle the Phantom Units in cash based on the fair market value of the stock underlying the Phantom Units at the date they become vested.

If Cumulative NIBT exceeds the Maximum NIBT Level, the Company shall allocate 10% of the excess over the Maximum NIBT Level to a bonus pool that will be allocated and payable to eligible officers and other key employees at the discretion of, and on such terms and conditions as shall be specified by, the Human Resources and Compensation Committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.

Date:	October 5, 2015	/s/ Gail D. Makode
Gail D. Makode
Senior Vice President and General Counsel

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